UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

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475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 24, 2015

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 6, 2015. At the meeting, we will review AptarGroup's performance for fiscal year 2014 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our 2015 proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet.

        The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) receive your proxy statement and annual report for future annual meetings over the Internet, if you received them by mail this year.

        The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you requested a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the envelope that was included with the printed materials.

        Help us "go green" and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider contacting your broker or visit www.proxyvote.com to request electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting.

        I look forward to seeing you on May 6 and addressing your questions and comments.

Sincerely,

Stephen J. Hagge President and Chief Executive Officer

475 West Terra Cotta Avenue, Suite E Crystal Lake, Illinois 60014 815-477-0424
March 24, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 6, 2015: The Proxy Statement and the 2014 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of AptarGroup, Inc. will be held on May 6, 2015, at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 to consider and take action on the following:

1.
To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2018;

2.
To approve, on an advisory basis, AptarGroup's executive compensation;

3.
To approve the 2015 Director Restricted Stock Unit Plan;

4.
To ratify the appointment of the independent registered public accounting firm for 2015; and

5.
To transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees, FOR the resolution on executive compensation, FOR approval of the 2015 Director Restricted Stock Unit Plan, and FOR the ratification of the appointment of the independent registered public accounting firm for 2015.

        Stockholders owning our common stock as of the close of business on March 12, 2015, are entitled to vote at the annual meeting. Each stockholder has one vote per share. If you would like to attend the annual meeting, you will be asked to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the meeting room for the annual meeting. We will not permit cameras or other recording devices in the meeting room.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the most cost effective means for AptarGroup), toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,

Robert W. Kuhn Secretary

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ii

PROXY SUMMARY

          This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2015 Annual Meeting of Stockholders Information

Date and Time:	Wednesday, May 6, 2015 at 9:00 am (local time)
Place:	Offices of Sidley Austin LLP, located at One South Dearborn Street, Chicago, IL 60603
Record Date:	March 12, 2015

Voting Matters

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	6
2. Advisory vote on executive compensation	FOR	24
3. Approval of 2015 Director Restricted Stock Unit Plan	FOR	25
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2015	FOR	28

Our Director Nominees

					Current Committee Memberships
									Other Current Public Boards
		Director Since
Name	Age		Principal Occupation	Independent	AC	CC	CGC	EC
Andreas C. Kramvis	62	2014	Vice Chairman of Honeywell International	YES	X				1
Maritza Gomez Montiel	63	—	Former Deputy Chief Executive Officer, Deloitte LLP (Retired)	YES					0
Ralf K. Wunderlich	48	2009	President Amcor Flexibles Asia Pacific	YES			X		1

AC = Audit Committee	CC = Compensation Committee	CGC = Corporate Governance Committee	EC = Executive Committee

Our Corporate Governance Facts

Size of Board	11
Number of Independent Directors	9
All Directors Attended at least 75% of Meetings Held	Yes
Separate Chairman & CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes

Our Executive Compensation Philosophy and Objectives

          Our compensation philosophy and objectives are, first and foremost, to fairly reward our executives for growing our business and increasing value for stockholders, and secondly, to retain our experienced management team. The following factors demonstrate our performance objectives:

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  Pay that is reasonable and performance-based;

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  Significant amount of pay that is at risk (both annual and long- term), with a substantial amount provided in equity (and therefore aligned with stockholders);

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  Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging AptarGroup equity securities;

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  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

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  Absence of tax gross-up agreements with named executive officers;

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  Reasonable retirement plans; and

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  Limited perquisites.

475 West Terra Cotta Ave, Suite E
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. ("AptarGroup" or "Company") to be held on May 6, 2015, beginning at 9:00 a.m. (local time), at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, 60603 and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of AptarGroup's Board of Directors ("Board of Directors" or "Board") to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, notice of meeting, and Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice will be mailed to stockholders on or about March 24, 2015.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 12, 2015, are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 12, 2015, there were 62,497,450 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

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  To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2018

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  To approve, on an advisory basis, our executive compensation

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  To approve the 2015 Director Restricted Stock Unit Plan

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  To ratify the appointment of the independent registered public accounting firm for 2015

        The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends that you vote your shares:

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  FOR all of the director nominees

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  FOR the resolution on executive compensation

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  FOR the 2015 Director Restricted Stock Unit Plan

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  FOR the ratification of the appointment of the independent registered public accounting firm for 2015

        Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        If you are a record holder, you can vote your proxy in any of the following ways:

  ♦
  By Internet:    AptarGroup encourages stockholders to vote by Internet because it allows the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

  ♦
  By Telephone:    You can vote by touch-tone telephone by following the instructions on the proxy card.

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  By Mail:    If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

  ♦
  In Person:    You may vote in person at the annual meeting. We will give you a ballot when you arrive at the annual meeting.

        When voting to elect directors, you have three options:

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    Vote FOR ALL nominees

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    WITHHOLD authority to vote for all of the nominees

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    Vote FOR ALL EXCEPT some of the nominees

        When voting on all other proposals, you again have three options, but they are different from those pertaining to the election of directors:

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    Vote FOR a given proposal

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    Vote AGAINST a given proposal

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    ABSTAIN from voting on a given proposal

        If you return your proxy with no voting instructions marked on a proposal, your shares will be voted in the manner recommended by the Board on such proposals as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

        You can revoke your proxy at any time before it is exercised by any of the following methods:

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  Entering a new vote by Internet or telephone

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  Writing to AptarGroup's Corporate Secretary

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  Submitting another signed proxy card with a later date

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  Voting in person at the annual meeting

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup's common stock on March 12, 2015. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) account.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered "routine" matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

        The three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. Approval of the proposal regarding the advisory vote on executive compensation, the approval of the 2015 Director Restricted Stock Unit Plan and the ratification of the appointment of the independent registered public accounting firm require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I help reduce the environmental impact of our annual meeting?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or visiting www.proxyvote.com. Please follow the Vote By Internet instructions on the proxy card or the Notice and you will be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of eleven members divided into three classes, with one class of directors elected each year for a three-year term. Effective at the annual meeting, the Board of Directors will be reduced to 10 members. The Board of Directors proposes the following nominees, two of whom are currently serving as directors and one of whom is a new nominee, to be elected to a term expiring at the 2018 annual meeting. The Corporate Governance Committee of the Board of Directors engaged the executive search firm Egon Zehnder International for the purpose of identifying potential director nominee candidates. As a result of this engagement, the new nominee, Ms. Maritza Gomez Montiel, was referred to the Corporate Governance Committee for evaluation and consideration, and has been nominated to stand for election in 2015. Mr. Andreas C. Kramvis, one of the nominees who is currently serving as director, is standing for election for his first time. Mr. Kramvis was referred by Mr. Harris to the Corporate Governance Committee for evaluation and consideration, and has been nominated to stand for election in 2015. Ms. Desjardins and Mr. Guthart are not standing for election in 2015.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        We believe all of the members of the Board of Directors and our director nominee are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of director experience.

        Set forth below is biographical and other background information concerning each director and director nominee. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each person that led to the Board of Directors' conclusion that he or she should continue to serve as a director, or in the case of Ms. Montiel, should be elected to serve as director. In addition, set forth below is the year during which each director began serving on the Board of Directors and their age.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS
EXPIRING IN 2018

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Andreas C. Kramvis	2014	62	Mr. Kramvis became Vice Chairman of Honeywell International (a producer of a variety of commercial and consumer products, engineering services and aerospace systems) in April 2014. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer and manufacturer of high-purity, high-quality performance chemicals and materials). From 2002 to 2008, Mr. Kramvis was President of Environmental and Combustion Controls of Honeywell. He is a director of Axalta Coating Systems Ltd. (a developer, manufacturer and seller of liquid and powder coatings).

			The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of AptarGroup in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Maritza Gomez Montiel	—	63	Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. Prior to these positions, she held numerous senior management roles at Deloitte, including Managing Partner (Leadership Development and Succession, Deloitte University) from 2009 to 2011, and Regional Managing Partner from 2001 to 2009. During Ms. Montiel's tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities.

			The Board of Directors concluded that Ms. Montiel should stand for election to the Board due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an "audit committee financial expert" as defined by the SEC.
Ralf K. Wunderlich	2009	48
			Mr. Wunderlich has been a member of Amcor Limited's Global Executive Team and President of the business group Amcor Flexibles Asia Pacific (packaging solutions) since 2010. He had been President and Managing Director of LINPAC Packaging Ltd. and an executive director of LINPAC Group Ltd. from 2008 to 2009. Mr. Wunderlich is a director of AMVIG Holdings Limited, a cigarette packaging and printing company listed on the Hong Kong Stock Exchange.

			The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of AptarGroup in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2016

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Alain Chevassus	2001	70	Mr. Chevassus has been President of COSFIBEL Group (flexible plastic packaging) since 2000.

			The Board of Directors concluded that Mr. Chevassus should continue to serve as a director of AptarGroup in part due to his executive role as President of COSFIBEL Group, his knowledge of and background in the global packaging, merchandising solutions and cosmetics industries, particularly with respect to product categories that are important to AptarGroup, and his global financial and senior management experience.
Stephen J. Hagge	2001	63
			Mr. Hagge is the President and Chief Executive Officer of AptarGroup. He served as AptarGroup's Chief Operating Officer from 2008 to 2011 and as Executive Vice President and Secretary from 1993 to 2011. He served as AptarGroup's Chief Financial Officer from 1993 to 2008. Mr. Hagge is a director of CF Industries Holdings, Inc. (nitrogen fertilizer manufacturer).

			The Board of Directors concluded that Mr. Hagge should continue to serve as a director of AptarGroup in part due to his role as President and Chief Executive Officer, his deep understanding of AptarGroup's business, as demonstrated by his more than 30 years as an executive of AptarGroup and its predecessor company, his knowledge of and background in the global dispensing systems and consumer packaging industry and his financial and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Giovanna Kampouri Monnas	2010	59	Ms. Kampouri Monnas has been an independent consultant since 1996. Since 2006, Ms. Kampouri Monnas has been a member of the Supervisory Board of Randstad Holding nv (a company publicly listed on the Euronext Amsterdam Exchange providing human resources services). She is also a non-executive director of Puig S.L. (fragrance, cosmetic and fashion products). From 2005 to 2009 Ms. Kampouri Monnas was a member of the supervisory board of TNT N.V. (mail, express and logistics services).

			The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of AptarGroup in part due to her experience from previously holding senior executive positions at leading global consumer marketing companies including Joh. Benckiser GmbH (consumer products company) and The Procter & Gamble Company (consumer products company), her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to AptarGroup, and her global marketing and senior management experience.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2017

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
George L. Fotiades	2011	61	Mr. Fotiades has been Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing) since 2007. Mr. Fotiades served as Chairman of Catalent Pharma Solutions (formerly part of Cardinal Health, Inc.) from 2007 to 2010. He is a member of the board of directors of the following companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp. (infection prevention and control products). He was a director of Alberto-Culver Co. (personal care and beauty products) from 2006 until the closing of the acquisition of Alberto-Culver by Unilever PLC in 2011. He also represents Diamond Castle on the boards of several privately held companies.

			The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of AptarGroup in part due to his experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert's Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb's Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
King W. Harris	1993	71	Mr. Harris has been Chairman of the Board since 1996. Since 2000, he has been Chairman of Harris Holdings, Inc. (investments). He was a director and member of the audit committee of Alberto-Culver Co. (personal care and beauty products) from 2006 until the closing of the acquisition of Alberto-Culver by Unilever PLC in 2011.

			The Board of Directors concluded that Mr. Harris should continue to serve as a director of AptarGroup in part due to his role as former President and Chief Executive Officer of AptarGroup's former parent company, Pittway Corporation, where he had responsibility for overseeing Pittway's packaging businesses from 1978 to 1993, his experience as a director of public, private and civic organizations, his acquisition, marketing, sales and senior management experience, which includes merging Pittway's Seaquist Division with the Pfeiffer Companies to form AptarGroup in 1993, and his experience in the consumer products industry, including serving on the board and as a member of the audit committee of the former Alberto-Culver.
Peter H. Pfeiffer	1993	66	Mr. Pfeiffer served as President and Chief Executive Officer of AptarGroup from 2008 through his retirement at the end of 2011. Prior to this, he was Vice Chairman of the Board since 1993.

			The Board of Directors concluded that Mr. Pfeiffer should continue to serve as a director of AptarGroup in part due to his former role as President and Chief Executive Officer of AptarGroup, his deep understanding of AptarGroup's business, as demonstrated by his more than 30 years as an executive of AptarGroup and the Pfeiffer Companies, his knowledge of and background in the global dispensing systems and consumer packaging industry and his related manufacturing, engineering, marketing and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Dr. Joanne C. Smith	1999	54	Dr. Smith is a physician at the Rehabilitation Institute of Chicago ("RIC") and became RIC's President and Chief Executive Officer in 2006. Dr. Smith was a director of Hill-Rom, Inc. (healthcare, medical technology, formerly Hillenbrand Industries) from 2003 to 2015.

			The Board of Directors concluded that Dr. Smith should continue to serve as a director of AptarGroup in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for AptarGroup's Pharma business, and her strategic planning, operations and senior management experience.

CORPORATE GOVERNANCE

        AptarGroup's corporate governance documents, including our Corporate Governance Principles, Code of Business Conduct and Ethics, Director Independence Standards, and Board Committee Charters, are available through the Corporate Governance link on the Investor Relations page of the AptarGroup website at the following address: http://www.aptar.com. Within the time period required by the SEC and the New York Stock Exchange ("NYSE"), we will post on our website any amendment to or waiver from the Code of Conduct applicable to any executive officer or director. The information provided on our website is not part of this report and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board of Directors has adopted a set of Corporate Governance Principles to provide guidelines for AptarGroup and the Board to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the Board any changes to the principles.

Code of Business Conduct and Ethics

        Ethical business conduct is a shared value of our Board, management and employees. AptarGroup's Code of Business Conduct and Ethics ("Code of Conduct") applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer.

        The Code of Conduct covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to AptarGroup's business. AptarGroup encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, AptarGroup intends to post such information on its website. From the beginning of the Company's last fiscal year through the date of the mailing of this proxy statement, there have been no such amendments or waivers.

Policy Against Hedging and Pledging

        Our Board has adopted a policy that prohibits employees, executive officers and directors from engaging in hedging or pledging transactions involving any equity security of AptarGroup.

Common Stock Ownership Guidelines

        In 2010, the Board adopted stock ownership guidelines that require non- executive directors to hold shares of AptarGroup common stock having a value of at least $150,000. Under the guidelines, directors have to achieve the respective level of ownership within five years from the measurement date of July 20, 2010, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has four committees: the Audit, Compensation, Corporate Governance, and Executive Committees. Each committee is governed by a charter approved by the Board. Each member of the Audit, Compensation, and Corporate Governance Committees has been determined to be independent as discussed below under "Independence of Directors." Committees report their actions to the full Board at each next regular meeting. An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Risk Oversight

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by management. This presentation includes an assessment and discussion of various risks, including but not limited to operational, liquidity, and compensation practice risks. In addition, at each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Risk Assessment of Compensation Policies and Practices

        The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things, the consistency of the Company's compensation practices over many years, and that certain annual performance incentive elements consider multiple year benchmarks.

Independence of Directors

        Our Corporate Governance Principles provide that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with AptarGroup either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with AptarGroup. Our Board has determined that nine out of eleven current directors and the new director nominee are independent in accordance with the NYSE listing standards. Those individuals determined to be independent are: A. Chevassus, L. Desjardins, G. Fotiades, M. Gomez Montiel, L. Guthart, K. Harris, G. Kampouri Monnas, A. Kramvis, J. Smith, and R. Wunderlich. The Board has made this determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

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  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

  •
  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

  •
  The director is a current employee of such Firm.

  •
  The director has an immediate family member who is a current employee of such Firm and who personally works on the Company's audit.

  •
  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

  •
  The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

  •
  Investments by Mr. Harris and Mr. Kramvis in a private equity fund managed by Mr. Guthart which, in the aggregate, are each less than 1% of the fund's total net asset value.

  •
  Ms. Kampouri Monnas' membership on the Board of Directors of Puig S.L., a customer of AptarGroup.

  •
  Mr. Wunderlich's position as President of Amcor Flexibles Asia Pacific, a division of Amcor Limited, from which AptarGroup purchases goods in the normal course of business that total less than one tenth of one percent of Amcor's revenues, and that Amcor may from time to time be a customer of AptarGroup and purchase goods in the normal course of business from AptarGroup that total less than one tenth of one percent of AptarGroup's revenues.

Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Harris has been designated as the Presiding Director.

Nomination of Directors

        It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at AptarGroup's principal executive office at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters—Stockholder Proposals and Nominations" for a director nomination.

        In identifying and evaluating nominees for Director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the NYSE. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to, the nominee's character, judgment, business experience and acumen, as well as the overall diversity of the Board. Because the Company's operations and customers are located in many different geographic regions, the Corporate Governance Committee considers international perspectives and cultural diversity when evaluating potential candidates. The Corporate Governance Committee also believes that a mix of genders is necessary to have a well-balanced and representative Board. In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for Director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. The Corporate Governance Committee may engage outside advisors to identify potential Director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies Director candidates.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by AptarGroup's independent directors.

Audit Committee

        The Board has determined that each member of the Audit Committee (Ms. Desjardins, Mr. Guthart and Mr. Kramvis), and the director nominee—Ms. Montiel—is independent in accordance with the requirements of the NYSE and an "audit committee financial expert" as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this latter determination, the Board considered, among other things, the relevant experience of Ms. Desjardins, Mr. Guthart, Mr. Kramvis and Ms. Montiel as described under "Election of Directors" in this proxy statement. The Audit Committee operates under a written charter that complies with all regulatory requirements.

        This committee oversees the financial reporting process, system of internal controls and audit process of AptarGroup and reviews AptarGroup's annual and interim financial statements. In addition, the Audit Committee reviews the qualifications, independence and audit scope of AptarGroup's independent registered public accounting firm and is responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm. This committee also reviews AptarGroup's process for monitoring compliance with laws, regulations and its Code of Conduct. The Audit Committee also approves or ratifies all related person transactions in accordance with AptarGroup's Related Person Transactions Policy.

Compensation Committee

        The Compensation Committee is comprised solely of independent directors and is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's executives. This committee may not delegate its authority other than to subcommittees. The Compensation Committee reviews and recommends to the Board compensation plans, policies and programs, as well as approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions. The Compensation Committee provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives. In addition, this committee annually reviews the succession plans affecting corporate and other key management positions and approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation. For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis."

        The Compensation Committee receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation. For a further discussion of compensation information provided to the Compensation Committee by management, see our "Compensation Discussion and Analysis."

        Under the Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. In 2014, the Compensation Committee engaged Towers Watson to be the Compensation Committee's adviser and has also done so for 2015. The Compensation Committee has determined that Towers Watson is independent according to the advisor independence factors outlined by the NYSE.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Board who served on the Compensation Committee in 2014 (Messrs. Fotiades, Guthart and Harris and Ms. Kampouri Monnas) has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by AptarGroup under the SEC's rules requiring disclosure of certain relationships and related party transactions. In 2014, Mr. Hagge, President and Chief Executive Officer, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation. Mr. Hagge made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee is comprised solely of independent directors. This committee identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties. Additional information regarding director nominations can be found under the heading "Nomination of Directors."

        The Corporate Governance Committee develops and recommends to the Board, AptarGroup's corporate governance principles and standards to be applied in determining director independence. This committee reviews and recommends to the Board appropriate compensation for directors, taking into consideration, among other things, director compensation levels of companies with similar annual revenues as AptarGroup. This committee also makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee.

Executive Committee

        The Executive Committee exercises certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

BOARD MEETING ATTENDANCE

        The Board met 7 times in 2014. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which each director served. AptarGroup does not have a formal policy regarding director attendance at the annual meeting of stockholders. Mr. Hagge attended the 2014 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD IN 2014
Name	Corporate Governance		Audit		Compensation		Executive

A. Chevassus(I)	X
L. Desjardins(I)			X
G. Fotiades(I)					X	*	X
L. Guthart(I)			X	*	X
S. Hagge							X
K. Harris(I)					X		X	*
G. Kampouri Monnas(I)					X
A. Kramvis(I)			X
P. Pfeiffer							X
J. Smith(I)	X	*
R. Wunderlich(I)	X
Number of Meetings in 2014	4		9		5		4

X*—Chairperson; (I)—Independent Director

BOARD COMPENSATION

        Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. In 2014, compensation of non-employee directors consisted of the following:

  (1)
  an annual retainer of $70,000; and

  (2)
  additional annual retainers of:

    •
    $12,000 for the Chairperson of the Audit Committee

    •
    $10,000 for the Chairperson of the Compensation Committee

    •
    $7,500 for the Chairperson of the Corporate Governance Committee

      •
      $11,000 for members of the Audit Committee

      •
      $7,000 for members of the Compensation, Corporate Governance and Executive Committees; and

  (3)
  in lieu of the annual retainers, an annual fee of $140,000 for the Chairman of the Board, who is not an executive of AptarGroup

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings, and each director is eligible to participate in AptarGroup's matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person. No retirement benefits or perquisites are provided to any non-employee director.

        Pursuant to the 2008 Director Stock Option Plan, on May 9, 2014, each non-employee director was granted a non-qualifying option to purchase 9,500 shares of common stock at an exercise price of $66.59. The option shares granted to each non-employee director have a ten-year term and vest over a three-year period with one third becoming exercisable on each anniversary of the date of grant or the day before each annual meeting of stockholders, whichever occurs earlier.

        The following table includes fees paid in cash during 2014 and the grant date fair value of options granted during 2014 to each non-employee director.

DIRECTOR COMPENSATION
Name	Fees Paid in Cash ($)	Fair Value of Stock and Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

A. Chevassus	77,000	133,665		210,665
L. Desjardins	81,000	133,665		214,665
G. Fotiades(4)	91,083	133,665		224,748
L. Guthart	100,000	133,665	6,000	239,665
K. Harris	140,000	133,665		273,665
G. Kampouri Monnas	77,000	133,665		210,665
A. Kramvis(5)	92,667	133,665		226,332
P. Pfeiffer	77,000	133,665		210,665
J. Smith	84,500	133,665		218,165
R. Wunderlich	77,000	133,665		210,665
(1)
Option Award amounts represent the grant date fair value using the Black-Scholes option pricing model. Assumptions used in the calculation of the grant date fair values are included in Note 15, "Stock-Based Compensation" to AptarGroup's audited financial statements for the year ended December 31, 2014, included in AptarGroup's Annual Report on Form 10-K filed with the SEC on February 27, 2015 ("AptarGroup's Financial Statements").

(2)
The aggregate number of options outstanding as of December 31, 2014 for each non-employee director is as follows: A. Chevassus—28,500, L. Desjardins—28,500, G. Fotiades—38,000, L. Guthart—52,000, K. Harris—68,000, G. Kampouri Monnas—22,500, A. Kramvis—9,500, P. Pfeiffer—457,500 (429,000 of which were granted prior to Mr. Pfeiffer becoming a non-executive director and when he was an executive officer of the Company), J. Smith—52,000, and R. Wunderlich—19,001.

(3)
For Mr. Guthart, the amount consists of $6,000 in matching charitable contributions under AptarGroup's matching gift program.

(4)
Mr. Fotiades joined the Executive Committee in October 2014; accordingly, Mr. Fotiades was paid a prorated portion of the retainer associated with being a member of the Executive Committee.

(5)
Mr. Kramvis joined the Board of Directors on March 1, 2014; accordingly, Mr. Kramvis was paid a prorated portion of the prior year retainer for his services for March and April 2014.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, AptarGroup stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of AptarGroup's Named Executive Officers ("NEOs") as disclosed in the Compensation Discussion and Analysis ("CD&A") and tabular disclosures of this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board. We currently intend to submit to our stockholders for advisory vote the compensation of our NEOs annually, consistent with the results of the advisory vote on frequency approved by the stockholders at our annual meeting held in 2011.

        AptarGroup's compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

        The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company's short-term performance as well as an equity element (typically stock options, restricted stock units or long-term performance incentive awards) that provides for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders' interests. The specific objectives of our compensation program are that a substantial portion of the NEOs' compensation should be performance-based and should be delivered in the form of equity awards. Our CD&A describes our compensation philosophy and objectives in more detail.

        The Board of Directors values the opinions of our stockholders. Although the resolution is non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

  The Board of Directors recommends a vote FOR the following non-binding resolution:

        "Resolved, that the compensation of the Company's NEOs as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement is hereby approved."

PROPOSAL 3—APPROVAL OF THE 2015 DIRECTOR RESTRICTED STOCK UNIT PLAN

Introduction

        AptarGroup is asking stockholders to approve the 2015 Director Restricted Stock Unit Plan (the "2015 Plan"). The 2015 Plan was approved by the Board of Directors on February 19, 2015, subject to stockholder approval at the annual meeting. In 2008, stockholders approved the 2008 Director Stock Option Plan (the "2008 Plan") which provided for awards of stock options to each director of AptarGroup who was not an employee of the Company or any of its affiliates. As of March 12, 2015, there were 45,500 shares available for future grants under the 2008 Plan. If the 2015 Plan is approved, no additional awards will be granted under the 2008 Plan.

Description of the Plan

        The main purposes of the 2015 Plan are to:

  •
  provide an incentive for all non-employee members of the Board to maximize the long-term value of the common stock and otherwise act in the best interest of our stockholders,

  •
  provide non-employee directors with the opportunity to acquire a greater stake in the future of AptarGroup through stock ownership, and

  •
  attract and retain highly qualified non-employee directors.

        At the 2016 annual meeting, AptarGroup intends to submit to stockholders for approval an omnibus equity incentive plan that provides incentives to both employees of AptarGroup and non-employee directors of AptarGroup. Accordingly, the 2015 Plan is intended to be operative only through our next annual meeting of stockholders.

        The following is a brief summary of some of the terms of the 2015 Plan and is qualified in its entirety by, and made subject to, the full text of the 2015 Director Restricted Stock Unit Plan set forth as Appendix A to this proxy statement.

        Administration and Eligibility.    The 2015 Plan will be administered by the Compensation Committee of our Board of Directors. The 2015 Plan empowers the Compensation Committee: (1) to make grants of restricted stock unit awards in such amounts as it shall determine, (2) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (3) to approve the form of restricted stock unit award agreement, (4) to interpret the 2015 Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2015 Plan, (5) to correct any defect or omission or to reconcile any inconsistency in the 2015 Plan or in any restricted stock unit award granted thereunder and (6) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the 2015 Plan.

        All non-employee directors are eligible to participate in the 2015 Plan. There are currently 10 such non-employee directors, and one non-employee director nominee.

        Shares Subject to the Plan; Adjustment.    Under the 2015 Plan, the aggregate number of shares subject to restricted stock units ("RSUs") cannot exceed 25,000 shares of common stock, subject to adjustment in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution of common stock other than a regular cash dividend. If an RSU expires or is cancelled, terminated or forfeited without the issuance of shares, the shares subject to that RSU will again be available under the plan.

        It is the Company's intention that RSUs granted under the plan will vest following a one year period (vesting in full on the day immediately prior to AptarGroup's 2016 annual meeting). The RSUs will be settled in shares of common stock. The closing price of the Company's common stock was $63.56 per share on March 12, 2015.

        Transferability.    Participants may not transfer RSUs other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by us.

        Amendment of the Plan.    The Board may amend the 2015 Plan, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding RSU award without the consent of the holder.

        Effective Date and Term of the Plan.    If approved by stockholders, the 2015 Plan will be effective on the date of approval. In the event that the 2015 Plan is not approved by stockholders, the 2015 Plan and any outstanding RSU award granted under the Plan will be null and void. The 2015 Plan will terminate ten years after its effective date, unless terminated earlier by the Board. Termination of the 2015 Plan may not affect the terms or conditions of any RSU granted prior to termination.

        New Plan Benefits Under the 2015 Plan.    No RSUs were granted to non-employee members of the Board in 2014. However, stock options were issued to non-employee members of the Board in 2014 (see the Director Compensation Table under the heading "Director Compensation"). If the 2015 Plan is adopted by stockholders, it is anticipated that each non-employee member of the Board will receive a grant of a certain number of RSUs. The number of RSUs that will be granted to the non-employee directors will be determined by dividing the granted value by the stock price on the date of the grant; however, the exact number of RSUs that will be granted cannot be determined at the date of this proxy statement.

Federal Income Tax Consequences

        The following is a brief summary of the U.S. federal income tax consequences of the RSUs to be awarded under the 2015 Plan, pursuant to the tax laws in effect as of the date of this proxy statement. U.S. federal income tax laws are complex and subject to different interpretations, and the following is not a complete description of the possible U.S. federal income tax consequences. The following also does not address the state, local, foreign or other tax consequences of awards made under the 2015 Plan. The following should not be interpreted as tax advice.

        A non-employee director will not recognize taxable income at the time a RSU award is granted and AptarGroup will not be entitled to a tax deduction at that time. At the time of settlement of any such award, the non-employee director will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares delivered. At such time, this amount will be deductible by AptarGroup as compensation expense.

        The Board of Directors recommends a vote FOR the approval of the 2015 Director Restricted Stock Unit Plan.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

        AptarGroup is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as AptarGroup's independent registered public accounting firm for the fiscal year ending December 31, 2015.

Independent Registered Public Accounting Firm Fees

        PricewaterhouseCoopers LLP has audited AptarGroup's consolidated financial statements annually for over 10 years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

        The following table sets forth the aggregate fees charged to AptarGroup by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2014 and 2013 fiscal years and for other services rendered during the 2014 and 2013 fiscal years to AptarGroup and its subsidiaries.

Fee Category:	2014	% of Total	2013	% of Total
Audit Fees	$3,616,000	94%	$3,362,000	96%
Tax Fees	223,000	6%	155,000	4%

Total Fees	$3,839,000	100%	$3,517,000	100%

        Audit Fees primarily represent amounts billed for the audit of AptarGroup's annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

        Tax Fees primarily represent amounts billed for services related to tax advice on the Company's global tax structure. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by AptarGroup's independent registered public accounting firm. These services are pre- approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre- approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

        The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2015.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2014, namely:

  •
  Stephen J. Hagge, President and CEO,

  •
  Robert W. Kuhn, Executive Vice President and Chief Financial Officer ("CFO") and Secretary,

  •
  Patrick Doherty, President of our Aptar Beauty + Home segment,

  •
  Salim Haffar, President of our Aptar Pharma segment, and

  •
  Eldon Schaffer, President of our Aptar Food + Beverage segment.

  Financial Highlights

        AptarGroup reported record sales of $2.6 billion in 2014, an increase of 5% over the prior year's level, excluding the negative impact from changes in currency exchange rates. (See page 15 of our Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation of sales growth excluding changes in currency rates to net sales growth, and additional information). We also reported record annual diluted earnings per share of $2.85 and return on equity of 13%. Annual diluted earnings per share and return on equity were both components of the annual performance incentive formula used for 2014 (see "Elements of Our Compensation Programs—Annual Performance Incentives" discussed below).

  Changes Made

        In 2014, we continued our current compensation practices—except for one modification—which further strengthens alignment of executive pay and stockholder value, as well as makes our long-term executive compensation more competitive with our peers. Specifically, the Compensation Committee approved a total stockholder return ("TSR") plan for the NEOs, commencing in 2014 (the "Outperformance TSR Plan"), which is designed to reward NEOs for superior stockholder value creation that results in AptarGroup outperforming our peers over several years. The Outperformance TSR Plan only provides payments to NEOs if AptarGroup's TSR equals, or exceeds, the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year period.

  Executive Compensation Highlights

        At our most recent Annual Meeting of Stockholders, on May 7, 2014, our NEOs' compensation policies and practices were approved by approximately 88% of the votes cast (excluding abstentions and broker non-votes). Accordingly, other than the change described above, our compensation practices in place during 2014 for our NEOs remained unchanged, and included the following governance elements that support our compensation philosophies and objectives:

  •
  An independent Compensation Committee consultant, Towers Watson;

  •
  Pay that is reasonable and performance-based;

  •
  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

  •
  Stock ownership guidelines, limits on NEO stock trading and prohibition of hedging or pledging AptarGroup equity securities;

  •
  Reasonable employment and change-in-control agreements that are competitive in markets in which we compete for executive talent;

  •
  Absence of tax gross-up agreements with NEOs;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites.

Compensation Philosophy and Objectives

        Our compensation philosophy and objectives are, first and foremost, to fairly reward our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. The low turnover rate at our senior management level has been a critical factor in the consistency of our long-term performance for over 20 years. We believe that one of AptarGroup's competitive advantages has been, and will continue to be, the cohesiveness and long-term experience of our executive officer group. AptarGroup's NEOs for 2014 have been employed by the Company, on average, for over 25 years.

Stockholder Feedback on Compensation Practices

        The Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our May 7, 2014 Annual Meeting, at which approximately 88% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Therefore, no material changes were made to our principal compensation policies or practices in response to the advisory vote. Other than granting long-term performance incentive awards ("Outperformance awards") pursuant to the Outperformance TSR Plan that commenced in 2014 (see "Elements of Our Compensation Programs—Long-term Performance Incentives—Outperformance Awards"), the NEO compensation elements for 2014 were generally consistent with elements traditionally used by AptarGroup and they included: salary, annual performance incentive amounts, restricted stock units ("RSUs") (for certain NEOs) and stock options.

Compensation Determination

        The Compensation Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels. As its starting point, the Compensation Committee considers the value in the long-term experience of our senior management team and the importance of retaining them. The Compensation Committee also reviews past compensation levels when setting current levels. Although the Compensation Committee does not solely rely on benchmarking to determine any element of compensation or overall compensation, the Compensation Committee does believe compensation data is important in order to confirm the competitiveness of the Company's compensation levels. AptarGroup has historically relied on size-appropriate published general industry survey data as a source of compensation data. Additionally, the Compensation Committee reviews proxy data from the Company's compensation peer group (discussed below) for the CEO and CFO positions as a secondary reference point.

        The Compensation Committee uses its judgment and past experience to determine appropriate compensation for each executive. The Compensation Committee also has historically intended to create a compensation program for NEOs that generally targets total direct compensation (combined salary, annual performance incentives and long-term performance incentives) at the median of total direct compensation delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to AptarGroup. The Compensation Committee would consider setting total direct compensation above the 50th percentile should circumstances such as executive tenure, company performance or individual performance warrant above median positioning. Based on the study conducted by Towers Watson in 2014 described in further detail below, AptarGroup's 2014 total direct compensation for executive officers, including NEOs, on average, is between the 50th and 75th percentile relative to the general industry survey data. Specifically, average salary approximates the median, actual total cash compensation is below the 50th percentile, and average long-term performance incentives (including Outperformance awards in connection with the Outperformance TSR Plan) are above the 50th percentile, relative to the market survey data.

        AptarGroup maintains a 13-company compensation peer group, which serves as a supplement to the general industry published survey data that remains as the primary data source given its appropriateness from a size perspective. Additionally, the compensation peer group companies are used for industry financial comparison purposes and as a source of data for compensation plan design characteristics. In consultation with Towers Watson, the following characteristics of the compensation peer group are considered by the Compensation Committee:

  •
  U.S.-based companies that either compete with AptarGroup for market share or operate in similar industries as AptarGroup

  •
  Companies that compete with AptarGroup for capital

  •
  Competitors for senior executive talent (i.e., where AptarGroup would recruit senior talent from, and potentially lose executives to)

  •
  Emphasis on companies with non-U.S. operations (i.e., a majority of the peers have a significant percentage of revenue attributable to foreign operations)

  •
  The degree to which certain companies list AptarGroup as a compensation peer

  •
  Revenue and market capitalization in a range similar to that of AptarGroup

        From time to time, the Compensation Committee will monitor the peer group for potential revisions in light of changing market or business conditions. In 2013, two of the 2013 peer companies—Boise Inc. and Buckeye Technologies Inc.—were acquired; consequently, they are excluded from the 2014 compensation peer group. The following 13 companies are contained in the 2014 compensation peer group:

        Annually the Compensation Committee reviews compensation survey information prepared by Towers Watson for the CEO and other executive officer positions. Consistent with prior years, the compensation elements evaluated by Towers Watson are base salary, actual annual cash incentives, actual total cash compensation (the sum of base salaries and cash incentives), long-term incentives, and total direct compensation (the sum of total cash compensation and long-term incentives). In considering compensation for the CEO and CFO, the Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Towers Watson. When determining the compensation of executive officers other than Mr. Hagge, the Compensation Committee also reviewed recommendations furnished by Mr. Hagge, including salary, annual cash incentive, and long-term incentives recommendations.

        Base Salary, annual and long-term incentive data are provided by Towers Watson from its proprietary U.S. and French executive compensation surveys, which contain general industry data from hundreds of companies. Data are adjusted to AptarGroup's revenue size using regression analysis (based on AptarGroup's revenue and the respective position's responsibilities, as summarized below). Long-term performance incentive compensation information is derived from Towers Watson's U.S. Long-term Incentive Plan Report, using data for companies with revenues between $1 billion and $3 billion (93 companies). The same compensation elements were also reviewed in Towers Watson's peer group proxy analysis for Messrs. Hagge and Kuhn.

        Given the adjustments made to the data to reflect AptarGroup's revenue size, the Compensation Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Compensation Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Towers Watson in 2014 was regressed based on the following annual revenue responsibilities, which are representative of AptarGroup's approximate revenue size:

  •
  CEO and CFO: corporate revenues of approximately $2.5 billion, and

  •
  Segment Presidents: group/segment revenues of approximately $324 million to $1.5 billion, depending on the segment.

        Based on Towers Watson's benchmarking analysis that was furnished to the Compensation Committee, AptarGroup's 2014 total direct compensation, on average, is between the 50th and 75th percentile relative to the published survey data. With respect to the peer group proxy analysis, all elements of total direct compensation for the CEO and CFO were generally competitive with the 50th percentile.

Elements of Our Compensation Programs

  •
  Salary

  •
  Annual Performance Incentives:

  –
  Non-equity incentive compensation

  –
  RSUs (awarded in lieu of a portion of the annual cash incentive at the NEO's discretion)

  •
  Long-term Performance Incentives:

  –
  Stock options and RSUs

  –
  Outperformance awards (only in the event of superior stockholder value creation that results in AptarGroup outperforming its peers over several years)

  •
  Other:

  –
  Post-termination compensation (including severance, pension plans, profit sharing and savings plans)

  –
  Perquisites

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of long-term performance incentives consisting of equity awards, including Outperformance awards. By making equity awards a substantial portion of senior management compensation, we are ensuring that AptarGroup's leaders are personally sensitive to and aligned with the long-term interests of our stockholders, and that they are rewarded for increases in stockholder value. Historically, a substantial portion of NEO compensation has been delivered in the form of time-vested stock options. Additionally, RSUs have generally only been awarded in lieu of up to 50% of the executive's annual cash performance incentive, at the executive's election. When determining the appropriate amount of equity compensation to be awarded to executive officers, the Compensation Committee considers the quantity of shares as well as the value of the equity award in relation to total compensation. However, with the intention of managing compensation more effectively and providing a more consistent year-over-year value in long-term performance incentives, the Compensation Committee will grant equity awards to NEOs based on a "fixed value" commencing in January 2015.

        Salary.    We believe that it is appropriate to provide a certain portion of NEO compensation that is fixed. The salary level of the CEO is established by the Compensation Committee each January after evaluating individual performance and discussing the information provided by Towers Watson. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing any relevant market survey information for the other NEO positions. In January 2014, the Compensation Committee increased the salaries of our NEOs from the 2013 levels as follows: 8% for Mr. Hagge, 6% for Mr. Kuhn, 5% for Mr. Doherty, 4% for Mr. Haffar, and 13% for Mr. Schaffer. In considering the base salary increases for 2014, the Compensation Committee reviewed each NEO's 2013 relative positioning to the survey base salary and total cash compensation data as well as the recommendations of the CEO (for positions other than his own) and the performance of each of the executive officers. Generally, AptarGroup was aligned with the 50th percentile for base salary, and below the 50th percentile for total cash compensation, relative to the market survey data in 2014.

        Annual Performance Incentives.    AptarGroup's annual performance incentive programs have historically included continuous improvement elements and incorporated metrics that provide rewards for performance-based achievement, but not overly excessive compensation. We believe that our annual performance incentive plans accomplish these important objectives while rewarding short-term performance. To encourage executive officer share ownership, executive officers may elect to receive up to 50% of their annual performance cash incentive in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the date of grant. RSUs convert into shares of our common stock if the recipient is still employed by us or is an AptarGroup retiree on the date that RSUs vest. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. In 2014, the only RSUs that were granted to NEOs were issued in lieu of a portion of the NEO's annual cash incentive award.

        The Compensation Committee has determined that the minimum annual performance incentive amount that can be awarded to each NEO is zero. The Compensation Committee believes that the annual performance incentive amounts should reflect AptarGroup's financial performance and, accordingly, if AptarGroup's results declined significantly, it should be possible that no annual performance incentive be awarded to the NEOs.

        The Compensation Committee has determined that the maximum annual performance incentive amount that can be awarded to each NEO is limited to 200% of base salary and in no circumstance greater than $3 million. The Compensation Committee believes that this maximum limit would allow the NEOs to be sufficiently rewarded for outstanding financial performance while considering the overall tax deductibility of such awards.

        Rather than setting thresholds with automatic awards, the annual performance incentive formulas are designed to provide for awards of 0% to 200% of base salary depending on the outcome of the individual elements in the aggregate. Each element has a baseline, or starting point, from which a percentage of salary is established. These baseline percentages are then increased or decreased depending on our actual results as described below.

        The 2014 annual performance incentive amounts of Messrs. Hagge and Kuhn were based on a two-part formula that includes the following elements:

  •
  AptarGroup's adjusted diluted earnings per share, and

  •
  AptarGroup's return on equity.

        The Compensation Committee believes the annual performance incentive elements for the CEO and CFO should be closely aligned with stockholders' interests and, accordingly, selected the above two elements which are each integral drivers of stockholder value.

        The 2014 annual performance incentive amounts for the other NEOs, each of whom is a president of one of AptarGroup's three business segments, are based on a four-part formula that includes the following elements:

  •
  AptarGroup's adjusted diluted earnings per share,

  •
  AptarGroup's return on equity,

  •
  Business segment income, and

  •
  Ratio of business segment income to business segment capital.

        The Compensation Committee believes that it is important to award annual performance incentives to our segment presidents that are based on a combination of elements that are closely aligned with stockholder interests and segment- specific elements. The Compensation Committee believes that AptarGroup's earnings per share and return on equity elements accomplish the objective of aligning a portion of the segment presidents' annual performance incentive amounts with the interests of stockholders. The Compensation Committee also believes that each business segment president should be rewarded for increasing the profits of their respective segment and, consequently, business segment income ("segment income") is one of the annual performance incentive elements. Further, because our business is capital intensive and efficient use of capital resources is critical to our success, the annual performance incentive for segment presidents includes an element for the respective segment's income to capital ratio.

        In accordance with the Performance Incentive Plan that was approved by stockholders in 2013, the Compensation Committee determined that extraordinary and non-recurring restructuring charges reported in 2013 would be recognized ratably over a three year period, beginning in 2014. Accordingly, EPS and ROE discussed below are reduced as a result of this determination.

Analysis of annual performance incentive elements for the CEO:

  •
  AptarGroup's earnings per share ("EPS"):  If diluted EPS equals the average of the EPS of the past three years ("Baseline EPS"), a baseline annual performance incentive of 40% of salary is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 40% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 40% and 70% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 70% and 100% of salary. Based on AptarGroup's adjusted annual diluted earnings per share in 2014 of $2.78, this annual performance incentive element percentage for 2014 was 48% of salary.

  •
  AptarGroup's return on equity ("ROE"):  AptarGroup's ROE element is calculated by dividing the fiscal year consolidated reported net income by the fiscal year's twelve month average stockholder's equity, each adjusted for extraordinary and non-recurring restructuring charges reported in 2014 discussed above. For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 15% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example if the ROE ratio falls below 10%, no annual performance incentive percentage is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 15% and 25% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 25% and 35% of salary. Based on AptarGroup's ROE of 13% in 2014, this annual performance incentive element percentage for 2014 was 27% of salary.

Analysis of annual performance incentive elements for the CFO:

  •
  AptarGroup's EPS and AptarGroup's ROE:  For the CFO, the annual performance incentive elements are the same as those of the CEO, however the CFO's annual performance incentive element percentages are 75% of the annual performance incentive element percentages described above for the CEO.

Analysis of annual performance incentive elements for the Segment Presidents:

  •
  AptarGroup's EPS:  If Baseline EPS is reached, a baseline annual performance incentive of 8% is determined. This baseline annual performance incentive percentage is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline EPS. For example, if EPS were at or below the Baseline EPS, this element percentage would be between 0% and 8% of salary. If EPS were at or moderately above the Baseline EPS, this element percentage would be expected to be between 8% and 15% of salary. If EPS were significantly above the Baseline EPS, this element percentage would be expected to be between 15% and 25% of salary. This annual performance incentive element percentage for 2014 was 11%.

  •
  AptarGroup's ROE:  For this element, a 10% ROE is the Baseline Ratio and would result in a baseline annual performance incentive of 5% of salary. This baseline annual performance incentive percentage is then increased by a factor for each 1% increase above the Baseline Ratio or eliminated if the actual ratio is less than the Baseline Ratio. For example, if the ROE ratio falls below 10%, no annual performance incentive is awarded for this element. If the ratio is moderately above the Baseline Ratio, this element percentage would be expected to be between 5% and 10% of salary. If this ratio was significantly above the Baseline Ratio, this element percentage would be expected to be between 10% and 15% of salary. This annual performance incentive element for 2014 was 8% of salary.

  •
  Segment income:  Segment income is reported in the footnotes to our financial statements included in our quarterly and annual reports filed with the SEC. If segment income equals the average of the past three years ("Baseline Average"), a baseline annual performance incentive of 10% of salary is determined. This baseline annual performance incentive element is then increased or decreased by a factor for each 1% increase/decrease above or below the Baseline Average. For example, if segment income were at or below the Baseline Average, this element percentage would be between 0% and 10% of salary. If segment income were at or moderately above the Baseline Average, this element percentage would be expected to be between 10% and 20% of salary. If segment income were significantly above the Baseline Average, this element percentage would be expected to be between 20% and 40% of salary. The 2014 results of our Beauty + Home segment were below the Baseline Average and the 2014 results of our Pharma and Food + Beverage segments were significantly above the Baseline Average, consequently, the annual performance incentive elements for 2014 were 0%, 27% and 26% of salary, respectively.

  •
  Segment income to capital ratio:  The segment income to capital ratio is calculated by dividing the segment income for the year by the respective segment's fiscal twelve month average capital. Segment capital represents segment equity plus segment debt less segment cash and equivalents. This annual performance incentive element is based upon achieving certain fixed levels of segment income to capital ratios. The range of this element percentage is 0% to 24% of salary. For 2014, the segment income to capital annual performance incentive element percentages for the Beauty + Home, Pharma, and Food + Beverage segments were 10%, 22% and 12% of salary, respectively.

        In 2014, the mix of salary versus annual performance incentive for the NEOs is represented in the following graphs. Annual performance incentive amounts include cash awards and any deferred cash awards taken in the form of RSUs.

  Long-term Performance Incentives.

        Stock Options and RSUs.    Another element of our compensation programs that supports our philosophy and objectives of growing our business, increasing stockholder value and retaining our long-term, experienced management team, is our granting of equity awards to NEOs through our stockholder-approved Stock Awards Plans (the "SAP"). While the SAP provides for awards in the form of stock options, restricted stock, RSUs and other awards, NEOs have traditionally only been awarded stock options and, to a small degree, RSUs granted at the discretion of the Compensation Committee or issued to NEOs at their election in lieu of a portion of their annual performance cash incentive as described above. We believe that stock options and RSUs issued under our SAP are an effective form of equity compensation and that both of these forms of equity compensation have strong retentive value because they vest ratably over a three-year period (as described below). Additionally, the stock options and RSUs are meant to reward our NEOs for the long-term success and growth of our company, and facilitate further alignment of NEO and stockholder interest. Along with salary and annual performance incentives described above, we believe that the granting of equity incentivizes the NEOs to pursue specific short and long-term performance goals.

        Stock options granted under the SAP vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the SAP's terms. Fair market value is defined as the closing market price of a share of our common stock on the date of grant.

        All option awards made to NEOs or any other employee are authorized by the Compensation Committee. The Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity awards as well as the quantity of shares given to NEOs in prior years. The amount of compensation provided in the form of equity awards as determined by the Compensation Committee in a given year is dependent on the number of option awards and the value of the option grant on the date of grant relative to the executive's cash compensation. The Compensation Committee has generally followed a practice of making all option grants to executive officers, including the NEOs, at its regularly scheduled meeting in January. The January meeting date has historically occurred approximately three to four weeks prior to the issuance of the press release reporting our earnings for the previous fiscal year. The Compensation Committee believes that it is appropriate that annual awards be made on a consistent basis; however, the Compensation Committee retains discretion to make additional awards to NEOs or other employees at other times. Historically, NEOs have been awarded a "fixed number" of options on the annual grant date in January. However, with the intention of managing compensation more effectively and providing a more consistent year-over-year value in long-term performance incentives, the Compensation Committee will award options to NEOs based on a "fixed value" commencing in January 2015.

        Outperformance Awards.    Beginning in 2014, in order to motivate the NEOs to increase stockholder value over the long-term, further align executive pay and stockholder value, and make our long-term executive compensation more competitive with our peers, Outperformance awards were granted to NEOs that are based on relative TSR over a three-year period. TSR is measured by share price appreciation of the Company's common stock over a three-year period and reinvestment of dividends. The Outperformance TSR Plan is designed to reward NEOs for superior value creation that results in the Company outperforming peers over several years. Specifically, the Outperformance TSR Plan provides that if the Company's TSR is equal to or exceeds the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year performance period, the NEOs will be entitled to cash awards equal to a target amount multiplied by a percentage. Cash was chosen as the payment form in part because it helps the Company better manage its share usage. The target amounts are based on a percentage of each NEO's base salary—75% of Mr. Hagge's base salary and 37.5% of the other NEOs' base salaries. In setting the target amount for Mr. Hagge, the Compensation Committee intended to provide future motivational value to Mr. Hagge, with significant upside based on achieving outstanding performance relative to companies that are included in the S&P 400 MidCap Index. Mr. Hagge recommended the specific target amounts for each of the other NEOs. The Compensation Committee evaluated these recommendations and determined that the amount of each target amount reflected the individual's contributions, was aligned with competitive market levels and was appropriate for retention purposes. If the Company's relative TSR performance is below the 50th percentile, there will be no cash payout.

        Cash awards in connection with the Outperformance TSR plan are performance based compensation—the awards are only paid to the extent the Company achieves TSR performance at or above the median over a three-year period. Below is a table showing the determination of cash awards an NEO may earn based upon different levels of achievement against the S&P 400 MidCap Index constituent company returns. The Compensation Committee chose the S&P 400 MidCap Index as the performance benchmark to reflect the Compensation Committee's expectation that, over time, the Company's performance must be competitive with other investment alternatives that are similar to investing in the Company.

Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Percentage of Cash Payment Earned

Below the 50th percentile	0%
50th percentile	100%
75th percentile	200%
90th percentile and above	250%

Cash awards will be interpolated for relative performance that falls between the 50th and 75th quartiles, and 75th and 90th quartiles. The earliest a payment could be made with respect to a cash award under the Outperformance TSR Plan is 2017.

  Other Compensation Elements.

        Post-termination compensation.    The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Compensation Committee's decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs' agreements are not substantially different from what is typical at other companies with revenues similar to those of AptarGroup. Additional information about the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2014, is found under "Potential Payments Upon Termination of Employment."

        Retirement Plan Arrangements.    We also offer pension plans to our employees, including NEOs. Pension plans serve a critically important role in the retention of our senior executives, as plan benefits increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue to work on behalf of our stockholders. Additional information regarding our pension plans is found under "Pension Benefits."

        We maintain profit sharing and savings plans for our employees, including NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. These plans permit employees to make such savings in a manner that is relatively tax efficient.

        Perquisites.    Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and supplemental life insurance, among others. The Compensation Committee believes it is necessary to provide NEOs with a limited range of perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Analysis of Our Compensation Programs

        AptarGroup's compensation programs for our NEOs are designed to support our compensation philosophy and objectives. Accordingly, the Compensation Committee aims to achieve a balance between short-term and long-term rewards using a combination of cash and equity-based compensation, while establishing a competitive overall compensation package that includes a competitive base salary. The use of time vested equity awards also allows the Compensation Committee to align the interests of NEOs with those of stockholders while providing compensation with retentive qualities.

        The program's specific objectives are as follows:

        A Substantial Portion of NEO Compensation Should Be Performance- Based.    Our compensation program is designed to reward AptarGroup's short-term and long-term performance. In addition to base salary, the other prominent elements of total NEO compensation are annual performance incentive amounts, stock option grants and Outperformance awards.

        For 2014, total performance-based compensation (cash and the grant date fair values of any RSUs taken in lieu of cash, options and Outperformance awards) represented approximately 74% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis. Taken together, the combined performance incentive amount represented the following percentages of total compensation (excluding changes in pension benefit valuations) for 2014: 79% for Mr. Hagge, 70% for Mr. Kuhn, 67% for Mr. Doherty, 70% for Mr. Haffar and 74% for Mr. Schaffer.

        The graphs below illustrate the amount of performance-based compensation (annual performance cash incentive, equity awards and Outperformance awards, each shown separately) in relation to salary and other compensation. Amounts are represented as percentages of total compensation (excluding changes in pension benefit valuations).

        When reviewing the portion of compensation that is performance-based as described above in relation to total compensation, the Compensation Committee does not include in total compensation any changes in the actuarial valuation of accrued pension benefits because these values can change dramatically if actuarial assumptions change. In addition, when determining the appropriate amount of equity based compensation to be awarded to executive officers, the Compensation Committee considers the quantity of shares and the value of the equity award in relation to total compensation. However, as described earlier under "Elements of Our Compensation Programs—Long-term Performance Incentives—Stock Options and RSUs," in an effort to manage compensation more effectively and provide a more consistent year-over-year value in long-term performance incentives, the Compensation Committee will award options to NEOs based on a "fixed value" commencing in January 2015.

        A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.    The Compensation Committee reviews the value of long-term incentive compensation in the competitive market when determining equity awards as well as the quantity of shares given to NEOs in prior years. The amount of compensation provided in the form of equity awards as determined by the Compensation Committee in a given year is dependent on the number of option awards, the value of the option grant and the value of the Outperformance award on the date of grant relative to the executive's cash compensation. We believe that our current compensation program for NEOs, pursuant to which a portion of compensation is in the form of equity, strikes a reasonable balance. This mix of equity and cash compensation gives our NEOs a substantial alignment with stockholders, while also permitting the Compensation Committee to motivate the NEOs to pursue specific short- and long-term performance goals. For 2014, total equity-based compensation (comprised of the value of stock options, RSU grants and Outperformance awards (which were granted for the first time in 2014)) represented approximately 64% of total compensation (excluding changes in pension benefit valuations) for the NEOs on an aggregate basis, and total cash and other compensation (comprised of salary, annual performance cash incentive and other compensation) represented approximately 36% of total compensation (excluding changes in pension benefit valuations). Total equity-based compensation represented the following percentages of total compensation (excluding changes in pension benefit valuations) for each NEO in 2014: 71% for Mr. Hagge, 60% for Mr. Kuhn, 58% for Mr. Doherty, 53% for Mr. Haffar and 67% for Mr. Schaffer. A portion of the increase in the NEOs' equity-based compensation is due to an increase in the grant date fair value of options granted to the NEOs from the grant date value in 2013. As described earlier under "Elements of Our Compensation Programs—Long-term Performance Incentives—Stock Options and RSUs," in an effort to manage compensation more effectively and provide a more consistent year-over-year value in long-term performance incentives, the Compensation Committee will award options to NEOs based on a "fixed value" commencing in January 2015.

        When including stock options that are exercisable and RSUs that are vesting within 60 days of March 12, 2015 (date of record for voting at the annual meeting), AptarGroup's executive officers and directors, as a group, own approximately 6% of the outstanding shares of our common stock.

Stock Ownership

        Under the stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, five times his base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within five years from the measurement date of January 1, 2009, which is the date when the guidelines were adopted, or if they became an executive officer or CEO after the measurement date, within five years of attaining those positions.

Compensation Committee's Use of Consultants and Consultant's Independence

        The Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the AptarGroup website located at: www.aptar.com. Under this charter, the Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2014 the Compensation Committee retained Towers Watson, a global Human Resources consulting firm. The Compensation Committee has determined that Towers Watson is independent according to the advisor independence factors outlined by the NYSE. In making this independence determination, the Compensation Committee recognized that Towers Watson provides other services to the Company. The Compensation Committee determined that the nature of these other services, described below, together with protocols implemented by Towers Watson, did not give rise to any conflict of interest. Fees paid to Towers Watson for services rendered in 2014 to the Compensation Committee for executive compensation consultation (including the proxy and survey benchmarking, participation in meetings with AptarGroup and its Compensation Committee and other requests from the Compensation Committee) totaled approximately $167,000 in fees. AptarGroup also engaged Towers Watson for other services that were provided to the Company, primarily work related to compensation market survey data, employee engagement surveys and retirement/actuarial analysis. These services were approved by the Compensation Committee and totaled approximately $377,500 in fees.

Stock Trading Guidelines

        We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Tax Considerations

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to each of our CEO and our three other most highly compensated executive officers other than our CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it is performance-based, as defined in Section 162(m). When appropriate, we seek to qualify U.S. incentive compensation of executives for deductibility under Section 162(m). Accordingly, in 2013, stockholders approved AptarGroup's performance incentive compensation plan, which we intend to allow for certain types of performance-based incentives that are exempt from the deduction limit. Historically, our U.S. covered compensation has not exceeded the Section 162(m) limit, but there may be circumstances in which our need to recruit, retain and incentivize our employees may cause us to exceed the limit.

Compensation Committee Report

        The Compensation Committee of the Board of Directors oversees AptarGroup's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

        In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and this proxy statement.

Compensation Committee
George L. Fotiades (Chair) Leo A. Guthart King W. Harris Giovanna Kampouri Monnas

2014 Summary Compensation Table

        The table below contains compensation information for the NEOs of AptarGroup. The non-equity incentive compensation plan amounts are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of AptarGroup were completed. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2014, see our "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Grant Date Fair Value of Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Stephen J. Hagge	2014	1,000,000	—	1,207,500	2,151,800	375,000	1,157,800	19,786	5,911,886
President and	2013	925,000	—	399,600	1,313,700	333,000	189,476	19,797	3,180,573
Chief Executive Officer	2012	900,000	—	340,200	1,480,050	283,500	617,429	20,603	3,641,782
Robert W. Kuhn	2014	500,000	—	309,375	742,000	180,000	354,479	16,738	2,102,592
Executive Vice President	2013	470,000	—	120,000	453,000	153,800	13,110	18,379	1,228,289
and Chief Financial Officer	2012	450,000	—	133,133	517,500	111,500	178,799	18,367	1,409,299
Patrick Doherty	2014	510,000	—	193,163	742,000	147,900	427,243	26,378	2,046,684
President,	2013	485,000	—	—	453,000	145,500	33,978	29,130	1,146,608
Aptar Beauty+Home	2012	470,000	—	—	517,500	188,000	282,893	23,323	1,481,716
Salim Haffar	2014	468,983	—	180,319	742,000	309,400	30,520	53,999	1,785,221
President, Aptar Pharma (effective January 1, 2014)
Eldon Schaffer	2014	390,000	—	281,093	742,000	111,150	215,649	12,667	1,752,559
President, Aptar	2013	345,000	—	113,850	453,000	94,875	—	13,499	1,020,224
Food+Beverage	2012	335,000	—	76,380	362,250	63,650	127,847	11,874	977,001
(1)
Stock Award compensation for Messrs. Hagge, Kuhn and Schaffer includes the fair value of RSUs granted in lieu of a portion of the executive's annual performance incentive for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three year period. The number of RSUs granted to Messrs. Hagge, Kuhn and Schaffer with respect to 2014 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the closing market price of our common stock ($65.87) on February 27, 2015, the date of the grant.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)	Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)	Combined Total ($)/(# RSUs)

S. Hagge	$375,000/5,693	$75,000/1,139	$450,000/6,832
R. Kuhn	$100,000/1,518	$20,000/304	$120,000/1,822
E. Schaffer	$111,150/1,687	$22,230/338	$133,380/2,025

  Stock Award compensation for Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer also includes the values of Outperformance awards, which are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) (i.e., $757,500 for Mr. Hagge, $189,375 for Mr. Kuhn, $193,163 for Mr. Doherty, $180,319 for Mr. Haffar and $147,713 for Mr. Schaffer). At the highest level of performance conditions achieved, the values of the Outperformance awards granted in 2014 would be $1,875,000 for Hagge, $468,750 for Kuhn, $478,125 for Doherty, $446,335 for Haffar and $365,625 for Schaffer. Mr. Haffar's Outperformance compensation is denominated in Euros and translated at the spot exchange rate on January 15, 2014 for the grant date fair value and December 31, 2014 for determining the value associated with achieving the highest level of performance condition.

(2)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 15, "Stock-Based Compensation" to AptarGroup's audited financial statements for the year ended December 31, 2014, included in AptarGroup's Annual Report on Form 10-K filed with the SEC on February 27, 2015 ("AptarGroup's Financial Statements").

(3)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 8, "Retirement and Deferred Compensation Plans" to AptarGroup's Financial Statements.

(4)
The amount of other compensation in 2014 includes Company contributions to profit sharing and savings plans and amounts related to a Company-provided automobile for all NEOs. Also, the amount of other compensation in 2014 includes premiums related to Company-provided term life insurance for Mr. Hagge, premiums related to Company-provided supplemental disability insurance and club dues for Messrs. Hagge and Doherty and reimbursement of personal moving expenses for Mr. Haffar. The amount of other compensation in 2014 for Mr. Haffar includes Company contributions related to a profit share program of approximately $25,300.

(5)
Mr. Haffar's compensation is denominated in Euros for the period of January through July, 2014, and translated using the average exchange rate for that period. Mr. Haffar's compensation for the remainder of 2014, including the annual performance incentive amount, is denominated in US$.

2014 Grants of Plan-Based Awards

        The table below includes information regarding the estimated possible annual performance incentive amounts for 2014 for the named executive officers relating to their annual performance incentive formulas.

        The table below also includes information regarding grants of stock options in 2014 and grants of RSUs that were awarded in 2014. The grant date fair value of RSUs is calculated using, and the exercise price of option awards represents, the closing price of AptarGroup's common stock on the NYSE on the date of grant.

2014 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)(8)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Grant Date	Grant Type(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold ($)(5)	Target ($)(6)	Maximum ($)(7)

S. Hagge	01/15/14	NQSO	—	—	—	—	—	—	—	145,000	68.00	2,151,800
	01/15/14	OA	—	—	—	—	750,000	1,875,000	—	—	—	757,500
	02/28/14	RSU	—	—	—	—	—	—	6,039	—	—	399,600
	02/28/14	API	—	—	2,000,000	—	—	—	—	—	—	—
R. Kuhn	01/15/14	NQSO	—	—	—	—	—	—	—	50,000	68.00	742,000
	01/15/14	OA	—	—	—	—	187,500	468,750	—	—	—	189,375
	02/28/14	RSU	—	—	—	—	—	—	1,814	—	—	120,000
	02/28/14	API	—	—	1,000,000	—	—	—	—	—	—	—
P. Doherty	01/15/14	NQSO	—	—	—	—	—	—	—	50,000	68.00	742,000
	01/15/14	OA	—	—	—	—	191,250	478,125	—	—	—	193,163
	02/28/14	API	—	—	1,020,000	—	—	—	—	—	—	—
S. Haffar	01/15/14	NQSO	—	—	—	—	—	—	—	50,000	68.00	742,000
	01/15/14	OA	—	—	—	—	178,534	446,335	—	—	—	180,319
	02/28/14	API	—	—	910,000	—	—	—	—	—	—	—
E. Schaffer	01/15/14	NQSO	—	—	—	—	—	—	—	50,000	68.00	742,000
	01/15/14	OA	—	—	—	—	146,250	365,625	—	—	—	147,713
	02/28/14	RSU	—	—	—	—	—	—	1,721	—	—	113,850
	02/28/14	API	—	—	780,000	—	—	—	—	—	—
(1)
During fiscal year 2014, NEOs received four types of plan-based awards: Nonqualified Stock Options ("NQSO"), Outperformance Awards ("OA"), Restricted Stock Units ("RSU") and Annual Performance Incentives (in cash) ("API").

(2)
The annual performance incentive programs allow for reduction factors that would result in no award being made should the Company's results significantly fall short of averages of the past several years and there are no set thresholds.

(3)
The Company does not establish incentive targets. See our "Compensation Discussion and Analysis" for further information regarding annual performance incentive programs.

(4)
The maximum award allowed under our annual performance incentive plans is 200% of salary provided that no award shall exceed $3 million. For Mr. Haffar, the maximum award is determined by applying 200% to his annualized dollar-denominated salary for 2014 (i.e., $455,000).

(5)
The Outperformance TSR Plan provides that if AptarGroup's relative TSR performance is below the 50th percentile relative to companies that are included in the S&P 400 MidCap Index over the performance period, there will be no cash payout associated with the Outperformance awards (i.e., there are no set thresholds in the Outperformance TSR Plan).

(6)
The target for Outperformance awards is 100% of cash payment earned. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(7)
The maximum award allowed under Outperformance awards is 250% of cash payment earned. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the determination of the Outperformance awards.

(8)
Amounts on February 28, 2014 represent RSUs granted to Messrs. Hagge, Kuhn and Schaffer at their election to receive RSUs in lieu of a portion of their 2013 annual performance incentive (paid/awarded in 2014) and an additional 20% of the elected amount granted to those officers making such election.

(9)
Outperformance awards in this column are reported (i) at their grant date fair value based upon the probable outcome of certain TSR conditions and (ii) in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures).

2014 Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2014.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

S. Hagge		—	—	—	—	10,623	710,041	—
	01/18/06	70,000	—	27.01	01/18/16	—	—	—
	01/17/07	70,000	—	30.45	01/17/17	—	—	—
	01/16/08	82,500	—	37.52	01/16/18	—	—	—
	01/14/09	75,000	—	30.56	01/14/19	—	—	—
	01/20/10	75,000	—	36.42	01/20/20	—	—	—
	01/12/11	75,000	—	48.20	01/12/21	—	—	—
	01/11/12	95,333	47,667	51.80	01/11/22	—	—	—
	01/16/13	48,334	96,666	51.57	01/16/23	—	—	—
	01/15/14	—	145,000	68.00	01/15/24	—	—	750,000
R. Kuhn		—	—	—	—	4,139	276,651	—
	01/20/10	43,000	—	36.42	01/20/20	—	—	—
	01/12/11	43,000	—	48.20	01/12/21	—	—	—
	01/11/12	33,333	16,667	51.80	01/11/22	—	—	—
	01/16/13	16,667	33,333	51.57	01/16/23	—	—	—
	01/15/14	—	50,000	68.00	01/15/24	—	—	187,500

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

P. Doherty		—	—	—	—	—	—	—
	01/20/10	43,000	—	36.42	01/20/20	—	—	—
	01/12/11	43,000	—	48.20	01/12/21	—	—	—
	01/11/12	33,000	16,667	51.80	01/11/22	—	—	—
	01/16/13	16,667	33,333	51.57	01/16/23	—	—	—
	01/15/14	—	50,000	68.00	01/15/24	—	—	191,250
S. Haffar		—	—	—	—	1,667	111,422	—
	09/02/13	16,666	33,334	58.81	09/02/23	—	—	—
	01/15/14	—	50,000	68.00	01/15/24	—	—	178,534
E. Schaffer		—	—	—	—	2,665	178,129	—
	01/17/07	16,000	—	30.45	01/17/17	—	—	—
	01/16/08	14,000	—	37.52	01/16/18	—	—	—
	01/14/09	20,000	—	30.56	01/14/19	—	—	—
	01/20/10	20,000	—	36.42	01/20/20	—	—	—
	01/12/11	20,000	—	48.20	01/12/21	—	—	—
	01/11/12	23,333	11,667	51.80	01/11/22	—	—	—
	01/16/13	16,667	33,333	51.57	01/16/23	—	—	—
	01/15/14	—	50,000	68.00	01/15/24	—	—	146,250

(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	January 2015	September 2015	January 2016	September 2016	January 2017	Total
S. Hagge	144,333		96,666		48,334	289,333
R. Kuhn	49,999		33,334		16,667	100,000
P. Doherty	49,999		33,334		16,667	100,000
S. Haffar	16,666	16,667	16,667	16,667	16,667	83,334
E. Schaffer	44,999		33,334		16,667	95,000
(2)
Stock options are granted with an exercise price equal to closing price of AptarGroup's common stock on the NYSE on the date of grant.

(3)
Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Compensation Committee. RSUs granted vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	February 2015	July 2015	September 2015	February 2016	September 2016	February 2017	Total
S. Hagge	4,494			4,116		2,013	10,623
R. Kuhn	2,104	83		1,347		605	4,139
S. Haffar			833		834		1,667
E. Schaffer	1,045			1,046		574	2,665
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of AptarGroup's common stock on the NYSE on December 31, 2014, which was $66.84 per share.

(5)
Represents Outperformance awards payable solely in cash. Amounts are reported assuming the achievement of a target level of performance. However, in 2014, based on the Company's relative TSR against the S&P 400 MidCap Index, the Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested would have been zero. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards.

2014 Option Exercises and Stock Vested

        The table below provides information on stock option exercises and the vesting of RSUs in 2014.

2014 OPTION EXERCISES AND STOCK VESTED
	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

S. Hagge	45,000	1,876,050	2,884	188,117
R. Kuhn	43,000	1,475,650	1,985	129,325
P. Doherty	54,000	1,613,880	—	—
S. Haffar	—	—	833	53,437
E. Schaffer	10,000	346,550	472	30,921
(1)
Value realized represents the difference between the closing price on the NYSE of AptarGroup's common stock on the date of exercise and the exercise price of the option award.

(2)
Value realized represents the closing price on the NYSE of AptarGroup's common stock on the date of vesting multiplied by the number of shares vested.

Employment Agreements

        Mr. Hagge's employment agreement provides for employment through December 31, 2016, at a minimum salary of $1,000,000 (which is the 2015 salary approved by the Compensation Committee) per year, which amount may be increased (but not decreased) over the remaining term of the agreement. The Compensation Committee recommended a 2015 salary for Mr. Hagge that exceeded $1,000,000; however, Mr. Hagge declined to accept any salary in excess of $1,000,000. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Hagge is entitled to additional term life and supplementary long-term disability insurance coverage.

        If employment ends on account of death, Mr. Hagge's estate will receive one-half of the annual salary that Mr. Hagge would have received until the second anniversary of his death. If employment ends due to the expiration of the agreement, Mr. Hagge is entitled to receive an amount equal to one year's base salary (based on the salary then in effect) and medical and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Hagge terminates the agreement without "good reason" (as defined in the agreement) or he retires, he is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Mr. Hagge is terminated without "cause" (as defined in the agreement), he is entitled to receive his base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of AptarGroup, if Mr. Hagge's employment is terminated by AptarGroup or its successor other than for cause, disability or death, or if Mr. Hagge terminates his employment for "good reason," in each case within two years following the change in control, Mr. Hagge is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Hagge from, among other things, becoming employed by a competitor of AptarGroup for a period of one or two years following termination (depending on the nature of the termination).

        The employment agreements of Messrs. Kuhn, Doherty, Haffar and Schaffer contain terms that are substantially the same as those found in Mr. Hagge's agreement, except that each of these agreements provides (i) for automatic extensions, as of each January 1st commencing January 1, 2015, for one additional year unless either AptarGroup or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will not continue later than December 31st of the year in which the executive turns 65 and (ii) that Messrs. Kuhn, Doherty, Haffar and Schaffer will receive minimum annual salaries of $520,000, $520,000, $470,000 and $440,000, respectively (which are the 2015 salaries that were approved by the Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. After a change in control of AptarGroup, if Messrs. Kuhn, Doherty, Haffar or Schaffer are terminated by AptarGroup or its successor other than for cause, disability or death, or if Messrs. Kuhn, Doherty, Haffar or Schaffer terminates his employment for "good reason," in each case within two years following the change in control, Messrs. Kuhn, Doherty, Haffar, and Schaffer are entitled to receive a lump-sum payment equal to (x) two and one-half times his highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of AptarGroup immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment."

Pension Benefits

        Substantially all of the U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the AptarGroup Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup's non-qualified supplemental retirement plan ("SERP"). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2014 are the same as those found in Note 8, "Retirement and Deferred Compensation Plans" to AptarGroup's Financial Statements.

PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

S. Hagge	Employees' Retirement Plan	33	1,175,785
	Supplemental Retirement Plan	33	3,169,822
R. Kuhn	Employees' Retirement Plan	27	566,217
	Supplemental Retirement Plan	27	436,184
P. Doherty	Employees' Retirement Plan	27	855,987
	Supplemental Retirement Plan	27	872,415
S. Haffar	Employees' Retirement Plan	9	51,606
	Supplemental Retirement Plan	9	9,441
E. Schaffer	Employees' Retirement Plan	25	455,451
	Supplemental Retirement Plan	25	202,827
(1)
The AptarGroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

Potential Payments Upon Termination of Employment

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executives if any of the various termination scenarios presented below occurred on December 31, 2014.

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Hagge
Cash Payment	1,000,000	—	2,750,000	5,564,000	666,700	1,000,000
Continuation of Medical/Welfare Benefits	10,100	—	—	39,900	—	—
Acceleration of Equity Awards (Value as of 12/31/14)	—	—	—	2,903,044	2,903,044	2,903,044
Outperformance Awards(1)	—	—	—	—	—	—
Total Termination Benefits	1,010,100	—	2,750,000	8,506,944	3,569,744	3,903,044
R. Kuhn
Cash Payment	500,000	—	1,280,000	2,134,750	333,350	500,000
Continuation of Medical/Welfare Benefits	9,000	—	—	22,500	—	—
Acceleration of Equity Awards (Value as of 12/31/14)	—	—	—	1,036,317	1,036,317	1,036,317
Outperformance Awards(1)	—	—	—	—	—	—
Total Termination Benefits	509,000	—	1,280,000	3,193,567	1,369,667	1,536,317
P. Doherty
Cash Payment	510,000	—	1,167,900	1,923,317	340,017	510,000
Continuation of Medical/Welfare Benefits	9,000	—	—	32,478	—	—
Acceleration of Equity Awards (Value as of 12/31/14)	—	—	—	759,667	759,667	759,667
Outperformance Awards(1)	—	—	—	—	—	—
Total Termination Benefits	519,000	—	1,167,900	2,715,461	1,099,684	1,269,667

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Haffar
Cash Payment	455,000	—	1,219,400	1,677,283	303,349	455,000
Continuation of Medical/Welfare Benefits	9,000	—	—	22,500	—	—
Acceleration of Equity Awards (Value as of 12/31/14)	—	—	—	379,095	379,095	379,095
Outperformance Awards(1)	—	—	—	—	—	—
Total Termination Benefits	464,000	—	1,219,400	2,078,878	682,444	834,095
E. Schaffer
Cash Payment	390,000	—	1,002,300	1,583,108	260,013	390,000
Continuation of Medical/Welfare Benefits	9,000	—	—	22,500	—	—
Acceleration of Equity Awards (Value as of 12/31/14)	—	—	—	862,594	862,594	862,594
Outperformance Awards(1)	—	—	—	—	—	—
Total Termination Benefits	399,000	—	1,002,300	2,468,202	1,122,607	1,252,594
(1)
Assumes for Normal Expiration of Employment Agreement, Involuntary Termination, Involuntary or Good Reason Termination After a CIC, Disability and Death, that payout will be based on AptarGroup's actual relative TSR compared to the S&P 400 MidCap Index for 2014, which was at the 38th percentile. Accordingly, no payout would be made.

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer each would receive his current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the date of expiration of his agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months.

Voluntary or With Cause Termination

        Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer are not entitled to additional benefits if they voluntarily terminate their employment or they are terminated with cause. Equity awards and Outperformance awards granted to NEOs continue to vest upon retirement and Messrs. Hagge and Doherty are retirement eligible. For a description of the value of outstanding equity awards as of December 31, 2014, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer amounts shown above represent their base salaries, annual performance incentive amounts and amounts paid in connection with Outperformance awards. Amounts would be paid on a monthly basis for the remaining term of each respective agreement.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Mr. Hagge represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Messrs. Kuhn, Doherty, Haffar and Schaffer represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Hagge also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Messrs. Kuhn, Doherty, Haffar and Schaffer also provide for the continuation of health and welfare benefits currently provided, for a period of two and one- half years following the date of termination.

        AptarGroup's employee stock option and RSU agreements, and Outperformance TSR Plan, provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2014. The Outperformance award amounts of zero are based on AptarGroup's actual relative TSR compared to the S&P 400 MidCap Index for 2014. Further information regarding unvested stock options and RSUs can be found under "Outstanding Equity Awards at Fiscal Year-End." The accelerated stock option values included in the above table represent the difference between the closing price of AptarGroup's common stock on the NYSE on December 31, 2014 ("Closing Price") which was $66.84 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreements of Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by AptarGroup. The cash payment amounts included in the above table for Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer represent one year of disability payments under this scenario. In addition, AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        Upon death, the employment agreements of Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. AptarGroup's employee stock option and RSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

        The named executives are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award and Outperformance award vesting.

Non-compete Information

        The agreements of Messrs. Hagge, Kuhn, Doherty, Haffar and Schaffer require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits."

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2014, relating to AptarGroup's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. AptarGroup does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	8,538,224	(2)	$47.03	(3)	3,681,743
(1)
Plans approved by stockholders include director and employee equity award plans.

(2)
Includes 61,750 RSUs.

(3)
RSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 12, 2015, by (a) the persons known by AptarGroup to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of AptarGroup, (c) each of the executive officers of AptarGroup named in the Summary Compensation Table above, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned
			Options Exercisable Within 60 Days of March 12, 2015
Name	Number of Shares(1)	Percentage(2)

State Farm Mutual Automobile Insurance Company(3) One State Farm Plaza, Bloomington, IL 61710	6,444,169	10.3	—
Capital Research Global Investors(4) 333 South Hope Street, Los Angeles, CA 90071	5,641,500	9.0	—
Neuberger Berman Group LLC(5) 605 Third Avenue, New York, NY 10158	4,628,423	7.4	—
Vanguard Group(6) 100 Vanguard Boulevard, Malvern, PA 19355	4,210,969	6.7	—
Blackrock, Inc.(7) 55 East 52nd Street, New York, NY 10022	3,952,976	6.3	—
State Street Corporation(8) One Lincoln Street, Boston, MA 02111	3,788,397	6.1	—
Alain Chevassus	28,999	*	18,499
Leslie A. Desjardins	21,599	*	18,499
Patrick Doherty	157,912	*	142,999
George L. Fotiades	33,543	*	28,499
Maritza Gomez Montiel	—	*	—
Leo A. Guthart	144,520	*	42,499
Salim Haffar	35,101	*	33,332
Stephen J. Hagge(9)	752,651	1.2	685,500
King W. Harris(10)	418,147	*	42,499
Giovanna Kampouri Monnas	16,072	*	12,999
Andreas C. Kramvis	3,166	*	3,166
Robert W. Kuhn	205,018	*	185,999
Peter H. Pfeiffer	1,426,121	2.3	447,499
Eldon Schaffer	176,626	*	164,999
Dr. Joanne C. Smith(11)	46,746	*	42,499
Ralf K. Wunderlich	21,127	*	9,500
All Directors, Director Nominees and Executive Officers as a Group (17 persons)(12)	3,570,679	5.5	1,960,656

*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 12, 2015.

(2)
Based on 62,497,450 shares of common stock outstanding as of March 12, 2015 plus options to purchase shares held by any such person that are exercisable within 60 days of that date.

(3)
The information as to State Farm Mutual Automobile Insurance Company and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2014, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(4)
The information as to Capital Research Global Investors is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2014, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(5)
The information as to Neuberger Berman Group LLC and related entities ("Neuberger & Berman") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2014, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Neuberger & Berman has the shared power to vote 4,616,123 shares and the shared power to dispose of 4,628,423 shares.

(6)
The information as to Vanguard, Inc. and related entities ("Vanguard") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2014, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to vote 43,344 shares, the sole power to dispose of 4,172,925 shares and the shared power to dispose of 38,044 shares.

(7)
The information as to Blackrock, Inc. ("Blackrock") and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2014, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 3,739,689 shares and the sole power to dispose of 3,952,976 shares.

(8)
The information as to State Street Corporation ("State Street") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2014, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Street has the shared power to vote and dispose of 3,788,397 shares.

(9)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(10)
Mr. Harris shares the power to vote and dispose of 140,341 shares.

(11)
Dr. Smith shares the power to vote and dispose of 3,907 shares.

(12)
Includes 153,686 shares as to which voting and disposing power is shared other than with directors and executive officers of AptarGroup.

TRANSACTIONS WITH RELATED PERSONS

        AptarGroup or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with AptarGroup's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a "disinterested" director and therefore are approving related person transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered Related Party Transactions:

  •
  executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors.

        Peter Pfeiffer owns 20% of Eckert & Caine, a provider of software and consulting services to AptarGroup. Mr. Pfeiffer is also on the advisory board of this company. In 2013, Mr. Pfeiffer made a loan to Eckert & Caine of approximately $199,000. In 2014, Mr. Pfeiffer advanced additional funds to Eckert & Caine in connection with this loan. The current amount due to Mr. Pfeiffer on the loan is approximately $319,000. In 2014, AptarGroup purchased approximately $83,000 of software and consulting services from Eckert & Caine.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, AptarGroup believes that during 2014 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of AptarGroup's common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

        Management is responsible for AptarGroup's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of AptarGroup's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of AptarGroup.

        During the course of the fiscal year ended December 31, 2014, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (Communications with Audit Committees), as adopted by the Public Accounting Oversight Board ("PCAOB").

        In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from AptarGroup and AptarGroup's management. In considering the independence of AptarGroup's independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 4—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2015".

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in AptarGroup's Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee
Leo A. Guthart (Chair) Leslie A. Desjardins Andreas C. Kramvis

OTHER MATTERS

Proxy Solicitation

        AptarGroup will pay the cost of soliciting proxies for the annual meeting. AptarGroup also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        AptarGroup's Annual Report/Form 10-K for the year ended December 31, 2014 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about AptarGroup, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

        The 2016 annual meeting of stockholders is expected to be held on May 4, 2016. In order to be considered for inclusion in AptarGroup's proxy materials for the 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals must be received by our Secretary at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by November 23, 2015. Stockholders who intend to present a proposal or nominate a director at our 2016 annual meeting of stockholders without seeking to include a proposal in our proxy statement must provide our Secretary with notice of the proposal or nomination at AptarGroup's principal executive offices on or after February 4, 2016 and on or prior to March 5, 2016. A stockholder proposal or nomination must include the information requirements set forth in AptarGroup's Bylaws. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must send such recommendation to the Secretary at the address set forth above no later than November 23, 2015 and include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

By Order of the Board of Directors,

Robert W. Kuhn
Secretary

Crystal Lake, Illinois
March 24, 2015

APPENDIX A

APTARGROUP, INC.
2015 DIRECTOR RESTRICTED STOCK UNIT PLAN

        1.    Purpose of Plan.    The purpose of this AptarGroup, Inc. 2015 Director Restricted Stock Unit Plan is to promote the long-term financial interests of the Company and its Affiliates by:

        (a)   providing an incentive for all Eligible Directors to maximize the long-term value of the Company's Common Stock and otherwise act in the best interest of the Company's stockholders;

        (b)   providing Eligible Directors with the opportunity to acquire a greater stake in the future of the Company and its Affiliates through stock ownership; and

        (c)   attracting and retaining highly qualified directors who will contribute in exceptional ways to the long-term financial success of the Company and its Affiliates.

        2.    Definitions.    The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context.

        (a)   "Affiliate" means (i) any subsidiary and (ii) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

        (b)   "Board of Directors" means the Board of Directors of the Company.

        (c)   "Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

        (d)   "Common Stock" means Common Stock, par value $.01 per share, of the Company.

        (e)   "Company" means AptarGroup, Inc., a Delaware corporation, and its successors.

        (f)    "Eligible Director" means any member of the Board of Directors who is not an employee of the Company or any of its Affiliates.

        (g)   "Market Value" on any date means the closing price of Common Stock on the New York Stock Exchange on that date (or, if such date is not a trading date, on the next preceding date which was a trading date).

        (h)   "participant" means an Eligible Director who has been granted a restricted stock unit award pursuant to the Plan.

        (i)    "Plan" means this 2015 Director Restricted Stock Unit Plan, as it may be amended from time to time.

        (j)    "restricted stock unit" means a right that entitles the holder thereof to receive a share of Common Stock, which shall be contingent upon the expiration of a specified restriction period.

        (k)   "restricted stock unit award" means an award of restricted stock units.

        (l)    "restricted stock unit award agreement" means an agreement between the Company and an Eligible Director evidencing a restricted stock unit award granted under the Plan.

        (m)  "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

        3.    Administration of Plan.

        (a)   The Plan shall be administered by the Compensation Committee of the Board of Directors or, if the Board of Directors so determine, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

        (b)   Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to make grants of restricted stock unit awards in such amounts as it shall determine, (2) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (3) to approve the form of restricted stock unit award agreement, (4) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (5) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any restricted stock unit award granted hereunder and (6) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's interpretation and construction of any provision of the Plan or any restricted stock unit award shall be final, binding and conclusive.

        4.    Shares Subject to Plan.    Subject to adjustment as provided in Section 6(b), 25,000 shares of Common Stock shall be available for grants of restricted stock unit awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding restricted stock unit awards. To the extent that shares of Common Stock subject to an outstanding restricted stock unit award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

        5.    Awards.    The Committee may grant restricted stock unit awards to Eligible Directors in accordance with this Section 5 and the other provisions of the Plan.

        (a)   There shall be established for each restricted stock unit award a restriction period (the "restriction period") of such length as shall be determined by the Committee. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Upon the lapse of all restrictions on a restricted stock unit award, each restricted stock unit shall be settled by delivery of one share of Common Stock and the Company shall deliver to the participant (or the participant's legal representative or designated beneficiary, as applicable) the certificates representing the number of shares of Common Stock.

        (b)   Prior to the settlement of a restricted stock unit award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award. Holders of restricted stock units shall not be entitled to dividends, or dividend equivalents.

        (c)   Except as otherwise provided by the Committee at or subsequent to the time of grant, upon the cessation of service on the Board of Directors of an Eligible Director during the restriction period, any restricted stock unit award still subject to restrictions shall be forfeited by the Eligible Director.

        6.    Miscellaneous Provisions.

        (a)   Nontransferability of Awards. No restricted stock unit award shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no restricted stock unit award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any restricted stock unit award, such award and all rights thereunder shall immediately become null and void.

        (b)   Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a cash dividend, the number and class of securities available under the Plan and the number and class of securities subject to each outstanding restricted stock unit award shall be appropriately adjusted by the Committee; provided, however, that in the event of a cash dividend, other than a regular cash dividend, the Committee shall have the discretion to make any or all of the foregoing adjustments. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to a restricted stock unit award under the Plan, the Company shall pay the participant, in connection with the settlement of the award, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the Market Value on the settlement date.

        (c)   Listing and Legal Compliance. The Committee may suspend the release of restrictions applicable to, or payment of, any restricted stock unit award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

        (d)   Beneficiary Designation. To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

        (e)   Amendment. The Board of Directors may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding restricted stock unit award without the consent of such holder.

        7.    Effective Date and Term of Plan.    The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding restricted stock unit awards granted hereunder shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any restricted stock unit award granted prior to termination.

        As adopted by the Board of Directors on February 19, 2015.

You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. APTARGROUP, INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2015. APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 Meeting Information Meeting Type: Annual Meeting For holders as of: March 12, 2015 Date: May 6, 2015 Time: 9:00 AM Location: Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 See the reverse side of this notice to obtain proxy materials and voting instructions. M85069-P63624-Z65149

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 22, 2015 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: M85070-P63624-Z65149 .XXXX XXXX XXXX XXXX .XXXX XXXX XXXX XXXX .XXXX XXXX XXXX XXXX

Voting Items 2. Advisory vote to approve executive compensation 3. Approval of the 2015 Director Restricted Stock Unit Plan 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2015 NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP, INC., PLEASE CALL 1-815-477-0424. 01) Andreas C. Kramvis 02) Maritza Gomez Montiel 03) Ralf K. Wunderlich 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. M85071-P63624-Z65149

M85072-P63624-Z65149

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. APTARGROUP, INC. M85045-P63624-Z65149 APTARGROUP, INC. 475 WEST TERRA COTTA AVENUE SUITE E CRYSTAL LAKE, IL 60014 ! ! ! 2. Advisory vote to approve executive compensation 3. Approval of the 2015 Director Restricted Stock Unit Plan 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2015 NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP, INC., PLEASE CALL 1-815-477-0424. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Andreas C. Kramvis 02) Maritza Gomez Montiel 03) Ralf K. Wunderlich 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to vote and to request electronic delivery (e-mail) of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to enter your vote. ElECTRONIC DElIVERY Of fUTURE PROXY MATERIAlS If you would like to reduce the costs incurred by AptarGroup, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote fOR the following: ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote fOR proposals 2, 3 and 4. for All Withhold All for All Except for Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

APTARGROUP, INC. Annual Meeting of Stockholders May 6, 2015 9:00 AM This proxy is solicited by the Board of Directors Robert W. Kuhn and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 6, 2015 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR ALL Director Nominees, and FOR proposals 2, 3 and 4. This proxy revokes any proxy previously given. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M85046-P63624-Z65149 Continued and to be signed on reverse side